Exhibit 99.1

MedAssets COO Mike Nolte Promoted to President and

Appointed to Company’s Board of Directors

ATLANTA—December 10, 2014—MedAssets (NASDAQ: MDAS) today announced that Mike Nolte, who currently serves as executive vice president and chief operating officer (COO), was promoted to president and COO and has been appointed to the company’s board of directors, effective immediately. Mr. Nolte will continue to be responsible for leading the company’s operating activities, working with senior management to drive performance excellence and financial results across all business lines.

“MedAssets has grown significantly over the last few years. With more than $700 million in annual revenue and a client base of more than 4,400 acute care and 122,000 alternate site providers, elevating Mike’s role with our organization was a natural evolution of that growth,” said John Bardis, chairman and chief executive officer, MedAssets. “I am extremely grateful to have an individual of Mike’s caliber lead our company’s operating activities while I continue to focus on the strategic progression of MedAssets.”

Mr. Nolte joined MedAssets in March 2012. He most recently served as vice president and general manager of the Americas Services business for GE Healthcare IT, overseeing more than 1,700 staff focused on GE’s healthcare software portfolio that includes revenue cycle, clinical/EHR and digital imaging solutions. Among other roles at GE, Mr. Nolte previously led GE Healthcare’s Enterprise Revenue Cycle software business. Prior to his seven-year GE career, he spent five years with McKinsey & Company, a global management consulting firm.

Before entering the private sector, Mr. Nolte served in the United States Army from 1992 through 1998, ending his military career as a Captain and Company Commander for a rapid deployment medical supply chain and maintenance organization. Mr. Nolte holds a Master’s degree from The University of Chicago Booth School of Business and a Bachelor’s Degree from the University of Notre Dame.

About MedAssets

MedAssets (NASDAQ: MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. More than 4,400 hospitals and 122,000 non-acute healthcare providers currently use the company’s evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

Media Contact: Robin Wrinn 678.624.7420 rwrinn@medassets.com	Investor Contact: Robert Borchert 678.248.8194 rborchert@medassets.com

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